Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Marcela Manjarrez-Hawn
	Senior Vice President, Finance & Investor Relations	Senior Vice President and Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2020 RESULTS
-- 2020 Full Year Diluted EPS of $3.12; Adjusted Diluted EPS of $5.00 --

ST. LOUIS, MISSOURI (February 9, 2021) -- Centene Corporation (NYSE: CNC) announced today its financial results for the fourth quarter and year ended December 31, 2020, reporting diluted (loss) earnings per share (EPS) of $(0.02) and $3.12, respectively, and Adjusted diluted EPS of $0.46 and $5.00, respectively.

In summary, the 2020 fourth quarter and full year results were as follows:

2020 Results
	Q4	Full Year
Total revenues (in millions)	$28,288	$111,115
Health benefits ratio	88.4%	86.2%
SG&A expense ratio	10.3%	9.5%
Adjusted SG&A expense ratio (1)	9.7%	8.9%
GAAP diluted (loss) earnings per share	$(0.02)	$3.12
Adjusted diluted EPS (1)	$0.46	$5.00
Total cash flow provided by operations (in millions)	$2,981	$5,503

(1) A full reconciliation of the Adjusted SG&A expense ratio and Adjusted diluted EPS are shown on page seven of this release.

“2020 was a year when Centene demonstrated the strength of our diversified enterprise and our operational excellence as we delivered strong top- and bottom line growth while supporting all our stakeholders.” said Michael F. Neidorff, Chairman, President and Chief Executive Officer of Centene.

“Building on our leadership position in government-sponsored healthcare, we are focused on delivering the next phase of growth through product and geographic expansion, advancing our technology strategy and further integrating our diverse capabilities. We are pleased to have been selected for two statewide managed care contracts in Oklahoma, and through the recently announced acquisition of Magellan, our goal is to enhance our ability to provide comprehensive care to the most vulnerable populations. Looking ahead, we have great confidence in our ability to pursue our growth strategy in 2021 and beyond.”

Fourth Quarter and Full Year Highlights

•December 31, 2020 managed care membership of 25.5 million, an increase of 10.3 million members, or 67%, over December 31, 2019.

•Total revenues of $28.3 billion for the fourth quarter of 2020, representing 50% growth compared to the fourth quarter of 2019, and $111.1 billion for the full year 2020, representing 49% growth year-over-year.

•Health benefits ratio (HBR) of 88.4% for the fourth quarter of 2020, compared to 88.4% in the fourth quarter of 2019, and 86.2% for the full year 2020, compared to 87.3% for the full year 2019.

•Selling, general and administrative (SG&A) expense ratio of 10.3% for the fourth quarter of 2020, compared to 9.6% for the fourth quarter of 2019. SG&A expense ratio of 9.5% for the full year 2020, compared to 9.3% for the full year 2019.

•Adjusted SG&A expense ratio of 9.7% for the fourth quarter of 2020, compared to 9.5% for the fourth quarter of 2019. Adjusted SG&A expense ratio of 8.9% for the full year 2020, compared to 9.2% for the full year 2019.

•Diluted loss per share for the fourth quarter of 2020 of $(0.02), compared to diluted EPS of $0.49 for the fourth quarter of 2019. Diluted EPS for the full year 2020 of $3.12, compared to $3.14 for the full year 2019.

•Adjusted diluted EPS for the fourth quarter of 2020 of $0.46, compared to $0.73 for the fourth quarter of 2019. Adjusted diluted EPS for the full year 2020 of $5.00, compared to $4.42 for the full year 2019.

•Operating cash flow of $3.0 billion and $5.5 billion for the fourth quarter and full year 2020, respectively, representing 3.1x net earnings for the full year 2020. Operating cash flow for the fourth quarter of 2020 benefited from payments received earlier than expected.

Other Events

•In January 2021, Centene announced that its Oklahoma subsidiary, Oklahoma Complete Health, has been selected by the Oklahoma Health Care Authority (OHCA) for statewide contracts to provide managed care for the SoonerSelect and, on a sole source basis, SoonerSelect Specialty Children's Plan (SCP) (foster care) programs. The state expects to commence the SoonerSelect and SoonerSelect SCP Programs on October 1, 2021.

•In January 2021, Centene announced that it entered into a definitive merger agreement under which the Company will acquire Magellan Health for $95.00 per share in cash for a total enterprise value of $2.2 billion. The transaction is subject to clearance under the Hart-Scott Rodino Act, receipt of required state regulatory approvals, the approval of the definitive merger agreement by Magellan Health's stockholders and other customary closing conditions. The transaction is expected to close in the second half of 2021.

•In January 2021, Centene launched the Youth Impact Award for Vaping Prevention, a curriculum and contest for adolescents ages 14 through 19 to raise awareness about vaping, e-cigarette use, and encourage prevention. Winners will be announced in early summer of 2021.

•In December 2020, Centene acquired PANTHERx, one of the largest and fastest-growing specialty pharmacies in the United States specializing in orphan drugs and treating rare diseases.

•In December 2020, Centene acquired Apixio Inc., a healthcare analytics company offering Artificial Intelligence (AI) technology solutions, to continue to digitize the administration of healthcare and accelerate innovation and modernization across the enterprise.

Accreditations & Awards

•In February 2021, FORTUNE magazine named Centene to its 2021 list of the World's Most Admired Companies.

•In November 2020, Centene's subsidiary, Pennsylvania Health & Wellness, earned Accreditation from the National Committee for Quality Assurance.

COVID-19 Pandemic

Beginning in March 2020, Centene announced a series of actions in support of various populations impacted by the COVID-19 pandemic. A detailed list of specific actions taken by the Company in response to the pandemic is shown on page 15 of this release.

Membership

The following table sets forth our membership by line of business:

	December 31,
	2020	2019
Traditional Medicaid (1)	12,055,400	7,573,600
High Acuity Medicaid (2)	1,554,700	1,110,000
Total Medicaid	13,610,100	8,683,600
Commercial	2,633,600	2,331,100
Medicare (3)	955,400	359,600
Medicare PDP	4,469,400	—
International	597,700	599,800
Correctional	147,200	180,000
Total at-risk membership	22,413,400	12,154,100
TRICARE eligibles	2,877,900	2,860,700
Non-risk membership	231,600	227,000
Total	25,522,900	15,241,800

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health
(2) Membership includes ABD, IDD, LTSS and MMP Duals
(3) Membership includes Medicare Advantage and Medicare Supplement

The following table sets forth additional membership statistics, which are included in the membership information above:

	December 31,
	2020	2019
Dual-eligible (4)	1,066,800	639,200
Health Insurance Marketplace	2,131,600	1,805,200
Medicaid Expansion	2,181,400	1,346,700

(4) Membership that is eligible for both Medicaid and Medicare benefits

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Medicaid	$19,319	$13,172	47%	$74,785	$51,831	44%
Commercial	4,178	3,560	17%	17,071	14,747	16%
Medicare (3)	3,084	1,044	195%	11,976	4,248	182%
Medicare PDP	547	—	n.m.	2,403	—	n.m.
Other	1,160	1,087	7%	4,880	3,813	28%
Total Revenues	$28,288	$18,863	50%	$111,115	$74,639	49%

n.m.: not meaningful

Statement of Operations: Three Months Ended December 31, 2020

•For the fourth quarter of 2020, total revenues increased 50% to $28.3 billion from $18.9 billion in the comparable period of 2019. The increase over the prior year was due to the acquisition of WellCare and growth in the Medicaid and Health Insurance Marketplace businesses, driven by expansions and new programs in many of our states. Additionally, the net effect of the pandemic increased our revenues due to the suspension of Medicaid eligibility redeterminations. The increase was partially offset by the divestiture of our Illinois health plan.

•HBR of 88.4% for the fourth quarter of 2020 was consistent with the comparable period in 2019. The fourth quarter 2020 HBR benefited from lower medical utilization trends due to the COVID-19 pandemic and the reinstatement of the health insurer fee. This was offset by higher testing and treatment costs associated with COVID-19, particularly in the Health Insurance Marketplace business, and retroactive state premium rate adjustments and risk sharing mechanisms.

•The SG&A expense ratio was 10.3% for the fourth quarter of 2020, compared to 9.6% in the fourth quarter of 2019. The increase was due to enhanced growth and profitability initiatives for our Medicare and Health Insurance Marketplace businesses and higher acquisition and integration related expenses primarily due to the WellCare acquisition, partially offset by the leveraging of expenses over higher revenues as a result of the WellCare acquisition. The cost associated with the enhanced growth and profitability initiatives reflect the investment of the ACA risk corridor benefit realized in the third quarter of 2020.

•The Adjusted SG&A expense ratio was 9.7% for the fourth quarter of 2020, compared to 9.5% in the fourth quarter of 2019. The increase was due to enhanced growth and profitability initiatives for our Medicare and Health Insurance Marketplace businesses, partially offset by the leveraging of expenses over higher revenues as a result of the WellCare acquisition.

•The effective tax rate was (74.3)% for the fourth quarter of 2020, compared to 22.3% in the fourth quarter of 2019. The effective tax rate for the fourth quarter of 2020 reflects our pre-tax loss and the non-deductibility of the health insurer fee. The effective tax rate for the fourth quarter of 2019 reflects the health insurer fee moratorium. For the fourth quarter of 2020, our effective tax rate on adjusted earnings was 10.0%.

Statement of Operations: Year Ended December 31, 2020

•For the full year 2020, total revenues increased 49% to $111.1 billion from $74.6 billion in the comparable period of 2019. The increase over the prior year was primarily due to the acquisition of WellCare, growth in the Medicaid and Health Insurance Marketplace businesses, and the reinstatement of the health insurer fee in 2020. Additionally, the net effect of the pandemic increased our revenues due to the suspension of Medicaid eligibility redeterminations. The increase was partially offset by the divestiture of our Illinois health plan.

•HBR of 86.2% for the full year 2020 represents a decrease from 87.3% in the comparable period in 2019. The HBR decrease compared to last year was driven by lower medical utilization trends due to the COVID-19 pandemic, the ACA risk corridor receivable settlement and the reinstatement of the health insurer fee. The decrease was partially offset by performance in the Health Insurance Marketplace business, the implementation of retroactive state premium rate adjustments and risk sharing mechanisms, and higher testing and treatment costs associated with COVID-19.

•The SG&A expense ratio was 9.5% for the full year 2020, compared to 9.3% for the full year 2019. The 2020 SG&A expense ratio increased due to higher acquisition and integration related expenses primarily due to the WellCare acquisition, the $275 million charitable contribution to our foundation and enhanced growth and profitability initiatives for our Medicare and Health Insurance Marketplace businesses (both as a result of the one-time ACA risk corridor settlement). These items were partially offset by leveraging of expenses over higher revenues as a result of the WellCare acquisition.

•The Adjusted SG&A expense ratio was 8.9% for the full year 2020, compared to 9.2% for the full year 2019. The Adjusted SG&A expense ratio benefited from leveraging of expenses over higher revenues as a result of the WellCare acquisition, partially offset by the $275 million charitable contribution to our foundation and enhanced growth and profitability initiatives for our Medicare and Health Insurance Marketplace businesses.

•The effective tax rate was 35.3% for 2020, compared to 26.5% for 2019. The effective tax rate for 2020 reflects the reinstatement of the health insurer fee, partially offset by a favorable tax settlement. The effective tax rate for the full year of 2019 reflects the non-deductibility of a portion of our non-cash goodwill and intangible impairment, offset by the health insurer fee moratorium. For 2020, our effective tax rate on adjusted earnings was 30.1%.

Balance Sheet

At December 31, 2020, the Company had cash, investments and restricted deposits of $26.3 billion and maintained $1.0 billion of cash and cash equivalents in our unregulated entities. Medical claims liabilities totaled $12.4 billion. The Company's days in claims payable was 51 days, which is a decrease of one day over the third quarter of 2020 due to the timing of state directed payments. Total debt was $16.8 billion, which included $97 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 39.0% at December 31, 2020, excluding $230 million of non-recourse debt. Our debt to capital ratio would have been 37.5% at December 31, 2020, when netting unregulated cash and cash equivalents with debt, and excluding non-recourse debt.

Outlook

The Company's annual guidance for 2021 has been adjusted to include PANTHERx, which was acquired in December 2020 and is expected to be break-even in the initial year, in line with our previous comments. In addition, our GAAP diluted EPS has decreased from our investor day guidance due to incremental amortization expense related to PANTHERx and a one-time charge related to a corporate restructuring creating additional capacity for investment in our continued growth. These items will be discussed further on our conference call.

	Full Year 2021
	Low	High
Total revenues (in billions)	$116.1	$118.1
GAAP diluted EPS	$3.69	$3.91
Adjusted diluted EPS (1)	$5.00	$5.30
HBR	86.6%	87.2%
SG&A expense ratio	8.6%	9.1%
Adjusted SG&A expense ratio (2)	8.3%	8.8%
Effective tax rate	24.7%	26.7%
Diluted shares outstanding (in millions)	590.1	593.1

(1) A full reconciliation of Adjusted diluted EPS is shown on page seven of this release.
(2) Adjusted SG&A expense ratio excludes acquisition related expenses of $189 million to $220 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 9, 2021, at approximately 8:30 AM (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2020. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 0630851 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 8, 2022, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, February 16, 2021, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10151498.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net (loss) earnings attributable to Centene	$(12)	$209	$1,808	$1,321
Amortization of acquired intangible assets	192	64	719	258
Acquisition related expenses	156	38	602	104
Other adjustments (1)	17	30	29	301
Income tax effects of adjustments (2)	(84)	(32)	(262)	(127)
Adjusted net earnings	$269	$309	$2,896	$1,857

(1) Other adjustments include the following items:
(a) divestiture gain of $104 million, or $0.10 per diluted share for the year ended December 31, 2020;
(b) non-cash impairment of $72 million, or $0.10 per diluted share for the year ended December 31, 2020;
(c) debt extinguishment costs of $17 million and $30 million, or $0.02 and $0.05 per diluted share for the three months ended December 31, 2020 and 2019, respectively, and $61 million and $30 million, or $0.07 and $0.05 per diluted share for the year ended December 31, 2020 and 2019, respectively; and
(d) non-cash goodwill and intangible asset impairment of $271 million, or $0.57 per diluted share, for the year ended December 31, 2019

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended December 31,		Year Ended December 31,		Annual Guidance December 31, 2021
	2020	2019	2020	2019
GAAP diluted (loss) earnings per share attributable to Centene	$(0.02)	$0.49	$3.12	$3.14	$3.69 - $3.91
Amortization of acquired intangible assets (3)	0.25	0.12	0.95	0.47	$0.99 - $1.01
Acquisition related expenses (4)	0.21	0.07	0.86	0.19	$0.24 - $0.28
Other adjustments (5)	0.02	0.05	0.07	0.62	$0.08 - $0.10
Adjusted diluted EPS	$0.46	$0.73	$5.00	$4.42	$5.00 - $5.30

(3) The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.04 for the three months ended December 31, 2020 and 2019, respectively, and $0.29 and $0.14 for the year ended December 31, 2020 and 2019, respectively; and an estimated $0.31 for the year ended December 31, 2021.

(4) The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.05 and $0.02 for the three months ended December 31, 2020 and 2019, respectively, and $0.18 and $0.06 for the year ended December 31, 2020 and 2019, respectively; and an estimated $0.08 to $0.10 for the year ended December 31, 2021.

(5) Other adjustments include the following items:
(a) gain related to the divestiture of certain products of the Company's Illinois health plan of $0.10 per diluted share, net of income tax expense of $0.08 for the year ended December 31, 2020;
(b) non-cash impairment of our third party-care management software system of $0.10 per diluted share, net of an income tax benefit of $0.02 for the year ended December 31, 2020;
(c) debt extinguishment costs of $0.02 and $0.05 per diluted share, net of an income tax benefit of $0.01 and $0.02 for the three months ended December 31, 2020 and 2019, respectively, and $0.07 and $0.05 per diluted share, net of an income tax benefit of $0.04 and $0.02 for the year ended December 31, 2020 and 2019, respectively;
(d) non-cash impairment of $0.57 per diluted share, net of an income tax benefit of $0.08 for the year ended December 31, 2019; and
(e) restructuring costs of an estimated $0.08 to $0.10 per diluted share, net of an estimated income tax benefit of $0.03 for the year ended December 31, 2021.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP SG&A expenses	$2,721	$1,733	$9,867	$6,533
Acquisition related expenses	154	24	580	85
Adjusted SG&A expenses	$2,567	$1,709	$9,287	$6,448

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 50 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition of Magellan Health (the Magellan Acquisition), our recently completed acquisition of WellCare Health Plans, Inc. (WellCare and such acquisition, the WellCare Acquisition), other recent and future acquisitions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations and the response by governments and other third parties; the risk that regulatory or other approvals required for the Magellan Acquisition may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management's time and our resources or otherwise have an adverse effect on us; the risk that Magellan Health's stockholders do not approve the definitive merger agreement; the possibility that certain conditions to the consummation of the Magellan Acquisition will not be satisfied or completed on a timely basis and accordingly the Magellan Acquisition may not be consummated on a timely basis or at all; uncertainty as to the expected financial performance of the combined company following completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the WellCare Acquisition will not be realized, or will not be realized within the applicable expected time periods; the exertion of management's time and our resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Magellan Acquisition; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Magellan Acquisition or that the integration of Magellan Health will be more difficult or time consuming than expected; the risk that potential litigation in connection with the Magellan Acquisition may affect the timing or occurrence of the Magellan Acquisition or result in significant costs of defense, indemnification and liability; a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness; the possibility that competing offers will be made to acquire Magellan Health; the inability to retain key personnel; disruption from the announcement, pendency and/or completion and/or integration of the Magellan Acquisition or the integration of the WellCare Acquisition, or similar risks from other acquisitions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act (ACA) and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the ACA and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions, including the ultimate outcome in "Texas v. United States of America" regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future legal and regulatory proceedings or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; disruption caused by significant completed and pending acquisitions making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2020	December 31, 2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$10,800	$12,123
Premium and trade receivables	9,696	6,247
Short-term investments	1,580	863
Other current assets	1,317	1,090
Total current assets	23,393	20,323
Long-term investments	12,853	7,717
Restricted deposits	1,060	658
Property, software and equipment, net	2,774	2,121
Goodwill	18,652	6,863
Intangible assets, net	8,388	2,063
Other long-term assets	1,599	1,249
Total assets	$68,719	$40,994
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$12,438	$7,473
Accounts payable and accrued expenses	7,069	4,164
Return of premium payable	1,458	824
Unearned revenue	523	383
Current portion of long-term debt	97	88
Total current liabilities	21,585	12,932
Long-term debt	16,682	13,638
Deferred tax liability	1,534	189
Other long-term liabilities	2,956	1,543
Total liabilities	42,757	28,302
Commitments and contingencies
Redeemable noncontrolling interests	77	33
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 598,249 issued and 581,479 outstanding at December 31, 2020, and 421,508 issued and 415,048 outstanding at December 31, 2019	1	—
Additional paid-in capital	19,459	7,647
Accumulated other comprehensive earnings	337	134
Retained earnings	6,792	4,984
Treasury stock, at cost (16,770 and 6,460 shares, respectively)	(816)	(214)
Total Centene stockholders' equity	25,773	12,551
Noncontrolling interest	112	108
Total stockholders' equity	25,885	12,659
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$68,719	$40,994

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Premium	$25,559	$17,210	$100,055	$67,439
Service	886	802	3,745	2,925
Premium and service revenues	26,445	18,012	103,800	70,364
Premium tax and health insurer fee	1,843	851	7,315	4,275
Total revenues	28,288	18,863	111,115	74,639
Expenses:
Medical costs	22,605	15,220	86,264	58,862
Cost of services	784	687	3,303	2,465
Selling, general and administrative expenses	2,721	1,733	9,867	6,533
Amortization of acquired intangible assets	192	64	719	258
Premium tax expense	1,595	882	6,332	4,469
Health insurer fee expense	376	—	1,476	—
Impairment	—	—	72	271
Total operating expenses	28,273	18,586	108,033	72,858
Earnings from operations	15	277	3,082	1,781
Other income (expense):
Investment and other income	105	126	480	443
Debt extinguishment costs	(17)	(30)	(61)	(30)
Interest expense	(177)	(113)	(728)	(412)
Earnings (loss) before income tax expense	(74)	260	2,773	1,782
Income tax expense (benefit)	(55)	58	979	473
Net earnings (loss)	(19)	202	1,794	1,309
Loss attributable to noncontrolling interests	7	7	14	12
Net earnings (loss) attributable to Centene Corporation	$(12)	$209	$1,808	$1,321

Net earnings per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(0.02)	$0.50	$3.17	$3.19
Diluted earnings (loss) per common share	$(0.02)	$0.49	$3.12	$3.14

Weighted average number of common shares outstanding:
Basic	580,129	414,044	570,722	413,487
Diluted	580,129	422,262	579,135	420,409

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$1,794	$1,309
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,259	643
Stock compensation expense	281	177
Impairment	72	271
Loss on debt extinguishment	57	30
Deferred income taxes	(51)	55
Gain on divestiture	(104)	—
Changes in assets and liabilities
Premium and trade receivables	(52)	(1,076)
Other assets	(30)	(234)
Medical claims liabilities	1,117	578
Unearned revenue	(528)	(9)
Accounts payable and accrued expenses	585	(421)
Other long-term liabilities	1,078	185
Other operating activities, net	25	(25)
Net cash provided by operating activities	5,503	1,483
Cash flows from investing activities:
Capital expenditures	(869)	(730)
Purchases of investments	(7,402)	(2,575)
Sales and maturities of investments	4,921	1,809
Acquisitions, net of cash acquired	(4,049)	(36)
Divestiture proceeds, net of divested cash	466	—
Other investing activities, net	(22)	—
Net cash used in investing activities	(6,955)	(1,532)
Cash flows from financing activities:
Proceeds from long-term debt	5,107	24,721
Payments of long-term debt	(4,067)	(17,803)
Common stock repurchases	(626)	(75)
Payments for debt extinguishment	(81)	(23)
Debt issuance costs	(120)	(25)
Other financing activities, net	47	37
Net cash provided by financing activities	260	6,832
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	18	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(1,174)	6,781
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	12,131	5,350
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$10,957	$12,131
Supplemental disclosures of cash flow information:
Interest paid	$725	$374
Income taxes paid	$1,191	$612
Equity issued in connection with acquisitions	$11,526	$—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	2020	2019
Cash and cash equivalents	$10,800	$12,123
Restricted cash and cash equivalents, included in restricted deposits	157	8
Total cash, cash equivalents, and restricted cash and cash equivalents	$10,957	$12,131

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2020	2020	2020	2020	2019
Traditional Medicaid (1)	12,055,400	11,662,100	11,124,800	10,397,900	7,573,600
High Acuity Medicaid (2)	1,554,700	1,521,700	1,498,900	1,488,200	1,110,000
Total Medicaid	13,610,100	13,183,800	12,623,700	11,886,100	8,683,600
Commercial	2,633,600	2,719,500	2,763,300	2,728,200	2,331,100
Medicare (3)	955,400	953,800	936,500	918,400	359,600
Medicare PDP	4,469,400	4,436,400	4,443,100	4,416,500	—
International	597,700	599,900	600,400	599,900	599,800
Correctional	147,200	167,200	166,000	172,000	180,000
Total at-risk membership	22,413,400	22,060,600	21,533,000	20,721,100	12,154,100
TRICARE eligibles	2,877,900	2,877,900	2,864,700	2,864,800	2,860,700
Non-risk membership	231,600	227,200	223,300	216,200	227,000
Total	25,522,900	25,165,700	24,621,000	23,802,100	15,241,800

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health
(2) Membership includes ABD, IDD, LTSS and MMP Duals
(3) Membership includes Medicare Advantage and Medicare Supplement

NUMBER OF EMPLOYEES	71,300	71,100	71,800	69,700	56,600

DAYS IN CLAIMS PAYABLE (4)	51	52	51	51	45
(4) On a pro-forma basis, DCP for Q1 2020 was 47, reflecting adjusted medical costs to include a full quarter of WellCare operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$24,361	$22,623	$23,655	$19,358	$14,204
Unregulated	1,932	1,986	1,982	2,871	7,157
Total	$26,293	$24,609	$25,637	$22,229	$21,361

DEBT TO CAPITALIZATION	39.3%	39.4%	40.0%	42.2%	52.0%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (5)	39.0%	39.1%	39.7%	41.9%	51.7%
(5) Excluding non-recourse debt of $230 million and $194 million at December 31, 2020 and December 31, 2019, respectively. As of December 31, 2019, excluding non-recourse debt and the senior debt issued to fund the WellCare acquisition in advance of closing, our debt to capital was 34.3%. The WellCare related senior notes represent $6,921 million of long-term debt as of December 31, 2019.

OPERATING RATIOS

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
HBR	88.4%	88.4%	86.2%	87.3%
SG&A expense ratio	10.3%	9.6%	9.5%	9.3%
Adjusted SG&A expense ratio	9.7%	9.5%	8.9%	9.2%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2019	$7,473
Less: Reinsurance recoverable	20
Balance, December 31, 2019, net	7,453
Acquisitions and divestitures	3,856
Incurred related to:
Current period	86,765
Prior period	(501)
Total incurred	86,264
Paid related to:
Current period	78,838
Prior period	6,320
Total paid	85,158
Balance, December 31, 2020, net	12,415
Plus: Reinsurance recoverable	23
Balance, December 31, 2020	$12,438

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $107 million was recorded as a reduction from premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2019, and prior.

Our Response to COVID-19
Demonstrating our commitment to our members and the communities we serve, employees, and providers and government partners.

Members and Communities
Waiving COVID-19 related prior authorizations and member cost sharing for related screening, testing and treatment for all Medicare, Medicaid and Marketplace members.
Delivering 50,000 gift cards, with $35 of value each, to be used to purchase essential healthcare and educational items including diapers, over-the-counter medicines, cleaning supplies and books.
Donating 1 million meals a month for 12 months to feed our neighbors in communities all over the country.
Providing grants to Area Agencies on Aging to enable grocery and meal deliveries for members with disabilities who are unable to access nutritious food.
Matching funds in partnership with workforce development boards and other safety net organizations to prepare them for a career in healthcare to support the direct care workforce and newly unemployed individuals.
Investment in new technology and supplies to improve access to quality healthcare for the incarcerated population, including expanding PPE supplies in prisons and expanding the partnership with the Concordance Academy and other charitable agencies to enhance long-term outcomes for incarcerated individuals.
Creation of Health Disparities Task Force, focused on studying the causes of healthcare disparities, recommending improvements in policies and practices and performing outreach to key leaders in impacted areas to increase education.
Waiving all cost sharing for in-network primary care, behavioral health and telehealth costs for Medicare Advantage members starting in May of 2020. In addition, offering our Community Connections Help Line, available to anyone in need of help beyond medical care, as well as expanded benefits including extended meal program benefits, over-the-counter (OTC) allowances, and annual wellness visit incentives to help members in need of extra support.
Formed partnership with the National Minority Quality Forum (NMQF) to study the impact of COVID on racial minorities and underserved communities.
Expanded partnership with Quartet Health to help members quickly and easily access behavioral health care.
Partnered with Samsung Electronics America to expand access to telehealth for individuals living in rural and underserved communities.

Employees
Providing 10 additional working days of paid leave to support employees.
Waiving prior authorizations and employee cost sharing for COVID-19 related screening, testing and treatment.
Encouraging employees to work from home, with approximately 90% working remotely.
Providing essential workers with a one-time payment of $750 in appreciation and recognition of their willingness to serve in their important office roles.
Scheduling essential workers to preserve social distancing, and enhancing health and safety protocols such as daily cleaning and disinfecting for essential workers.
Establishing a Medical Reserve Leave policy to support clinical staff paid leave and benefits for up to three months of volunteer COVID pandemic service.

Providers and Government Partners
Expediting the rollout of FirstNet that will streamline access to affordable, high-speed wireless broadband services for primary care providers in rural and underserved communities.
Dedicating funds to the Medicaid Telehealth Partnership's efforts, which will be used to purchase equipment and provide training and technical assistance to FQHCs.
Expediting the distribution of approximately 2 million pieces of PPE including safety goggles, facemasks, hand sanitizers and disaster kits.
Extending grants to providers to assist with the upfront investment costs of new devices and equipment.
Developing a new Provider Accessibility Initiative (PAI) COVID-19 Web Series to provide timely recommendations on how providers and organizations can deliver disability-competent care during the pandemic and beyond.
In partnership with Quest Diagnostics, distributing 25,000 COVID test kits each week to FQHCs in ten states or districts across the country.
Investments in Mental Health Resources, including training and support to thousands of front-line providers, donations to local organizations with increased demand for ‘warmline’ call centers, and an investment in the National Council for Behavioral Health for a virtual training program.
Donated $500,000 to the National Domestic Violence Hotline.